Exhibit 99.1

For more information, contact:

Steven D. Schwartz, Vice President-Investor Relations
(515) 273-3763, sschwartz@american-equity.com

FOR IMMEDIATE RELEASE
November 7, 2022
American Equity Reports Strong Earnings Driven by Continued Execution of AEL 2.0 Strategy with Private Asset Allocation Growing to 18.4%
Company Highlights
•Q3 2022 net income available to common stockholders of $301.7 million, or $3.41 per diluted common share compared to $141.9 million, or $1.53 per diluted common share for Q3 2021
•Non-GAAP operating income1 available to common stockholders excluding notable items for the third quarter 2022 was $87.4 million, or $0.99 per diluted common share
•Only notable item this quarter, the annual actuarial update, positively impacted non-GAAP operating income1 by $26.6 million, or $0.30 per common diluted share
•American Equity Life ranked #1 annuity provider for Customer Satisfaction among Annuity Providers2 in the J.D. Power 2022 U.S. Individual Annuity Study
•Repurchased $154 million or 4.2 million common shares in Q3 2022 bringing total year-to-date to $522 million or 13.6 million shares
•Private asset deployment momentum continues with approximately $1.3 billion sourced in the quarter
•Approximately $500 million increase in notional value3 of reinsurance ceded to North End Re., a subsidiary of Brookfield Reinsurance, that earns recurring "fee-like" revenues for 6-7 years, growing total balance to $4.9 billion
WEST DES MOINES, Iowa (November 7, 2022) – American Equity Investment Life Holding Company (NYSE: AEL), a leading issuer of fixed index annuities (FIAs) today reported on its third quarter 2022 results. These results include improved yields in the investment portfolio through continued ramping of our investment portfolio toward target allocation to privately sourced assets, and continued share repurchase activities in-line with our capital return goals for this year.
American Equity's President and CEO, Anant Bhalla, noted a significant business achievement during the quarter, stating: "We are extraordinarily proud that American Equity Investment Life Insurance Company has been ranked #1 for Customer Satisfaction among Annuity Providers2 in the J.D. Power 2022 U.S. Individual Annuity Study. According to the research, AEL bucked the industry trends, exhibiting the largest year-over-year increase in Customer Satisfaction J.D. Power has ever seen in the study. Our Go-to-Market strategy is differentiated through a combination of industry leading product design and outstanding policyholder and advisor service."

Non-GAAP operating income1 available to common stockholders for the third quarter of 2022 was $114.0 million, or $1.29 per diluted common share, compared to non-GAAP operating income1 available to common stockholders of $79.5 million, or $0.85 per diluted common share for the third quarter of 2021. For the third quarter of 2022, non-GAAP operating income1, excluding notable items, was $87.4 million, or $0.99 per diluted common share compared to $136.3 million, or $1.46 per diluted common share for the third quarter of 2021.
The one notable item in each quarter, actuarial assumption revisions utilized in the determination of deferred policy acquisition costs, deferred sales inducements, and the liability for future policy benefits to be paid for lifetime income benefit riders (LIBR), positively impacted non-GAAP operating income by $26.6 million, or $0.30 per diluted common share, in the third quarter of 2022 while having a negative effect of $56.8 million, or $0.61 per diluted common share, in the third quarter of 2021.
The year-over-year change in quarterly non-GAAP operating income1 available to common stockholders excluding the impact of actuarial assumption revisions reflected reduced equity index credits due to the decline in equity markets and increases in amortization of the deferred acquisition cost and deferred sales inducement assets offset partly by a substantial increase in average yield on invested assets.
For the third quarter of 2022, net investment income increased $83 million from the comparable quarter of 2021 reflecting an increase in average yield on investments resulting from strong returns from partnerships, the benefit from higher short-term interest rates on our floating rate portfolio, lower cash balances, and the increase in allocation to higher yielding privately sourced assets to 18.4% of the investment portfolio.
Compared to the third quarter of 2021, the change in the liability for future benefits to be paid for LIBR decreased by $222 million. Excluding the impact of actuarial assumption revisions, the year-over-year change in liability for future policy benefits to be paid for LIBR was $64 million. In the third quarter of 2022, the expected change in the liability for future policy benefits to be paid for LIBR increased by $8 million for the on-going change in earnings patterns resulting from the impact of actuarial assumption revisions and $37 million for actual versus modeled experience primarily reflecting $23 million of additional expense associated with near zero index credits; actual versus modeled experience reduced the reserve by $14 million in the third quarter of 2021.
Compared to the third quarter of 2021, the change in amortization of deferred policy acquisition and sales inducement costs increased by $233 million. Excluding the impact of actuarial assumption revisions, amortization of deferred policy acquisition and sales inducement costs increased by $52 million from the third quarter of 2021. The change to earnings patterns resulting from the impact of actuarial assumption revisions increased total amortization by $11 million. Actual versus modeled expectations in the third quarter of 2022, primarily reflecting the level of equity index credits, interest margin and lapsation, offset in part by lower option budget, increased amortization by $7 million primarily reflecting $9 million of additional expense associated with near zero index credits. Amortization of deferred sales inducements and policy acquisition costs was positively affected by $12 million in the third quarter of 2021 from actual versus modeled expectations.
As of September 30, 2022, notional value3 under reinsurance agreements - generating six to seven years of "fee-like" return on asset (ROA) earnings - was $4.9 billion, up nearly $500 million from three months earlier.

STRONG INVESTMENT MANAGEMENT RESULTS
American Equity’s investment spread was 2.73% for the third quarter of 2022 compared to 2.64% for the second quarter of 2022 and 2.40% for the third quarter of 2021. On a sequential quarterly basis, the average yield on invested assets increased by 15 basis points - driven primarily by the increase in short-term interest rates - while the cost of money increased 6 basis points. Adjusted investment spread excluding non-trendable items4 increased to 2.70% in the third quarter of 2022 from 2.57% in the second quarter of 2022.
Average yield on invested assets was 4.48% in the third quarter of 2022 compared to 4.33% in the second quarter of 2022. The average adjusted yield on invested assets excluding non-trendable items4 was 4.45% in the third quarter of 2022 compared to 4.28% in the second quarter of 2022. Relative to the prior quarter, the increase in the average adjusted yield in the third quarter of 2022 was primarily driven by a 15 basis point benefit due to higher short term rates. While the benefit from residential real estate assets was lower than in the second quarter, this was more than offset by partnership income. Partnerships and other mark-to-market assets contributed 22 basis points to average yield in the third quarter of 2022 in excess of rates of return assumed in our investment process, compared to 20 basis points in the second quarter.
During the quarter, investment asset purchases totaled $1.5 billion and were made at an average rate of 6.42%, including approximately $1.3 billion of private assets at 6.5%.
The aggregate cost of money for annuity liabilities of 1.75% in the third quarter of 2022 was up 6 basis points compared to the second quarter of 2022, in line with market costs. The cost of money in the second quarter of 2022 was positively affected by 2 basis points of over-hedging of index-linked credits compared to a very minimal benefit in the quarter just ended.
SALES FOCUS ON FIA AND PRICING DISCIPLINE5
Third quarter sales were $752 million, of which 97%, or $730 million, were in fixed index annuities. This is in line with the company's focus on disciplined liability origination through a combination of value-added services to distribution, consistency of product offerings and leading customer service over chasing market share primarily with product rates as interest rates fluctuated during the quarter. Compared to the second quarter of 2022, total enterprise FIA sales decreased 6% reflecting a 7% decline at American Equity Life in the Independent Marketing Organization (IMO) channel, while Eagle Life FIA sales through banks and broker-dealers fell 2%.
CAUTION REGARDING FORWARD-LOOKING STATEMENTS
The forward-looking statements in this release or that American Equity uses on its conference call, such as ability, aim, anticipate, assume, become, believe, can, commit, continue, could, estimate, expect, exposure, forward, future, goal, grow, guidance, intend, likely, look to, may, might, model, opportunity, outlook, over time, plan, potential, prepare, project, ramp, risk, scenario, should, signal, strategy, stress test, target, to be, toward, trends, will, would, and their derivative forms and similar words, as well as any projections of future results, are based on assumptions and expectations that involve risks and uncertainties, including the "Risk Factors" the company describes in its U.S. Securities and Exchange Commission filings. The Company's future results could differ, and it has no obligation to correct or update any of these statements.

CONFERENCE CALL
American Equity will hold a conference call to discuss third quarter 2022 earnings on Tuesday, November 8, at 10:00 a.m. CST.
The conference call will be webcast live on the Internet. Investors and interested parties who wish to listen to the webcast may register to access it on our IR website at https://ir.american-equity.com. An audio replay will also be available via the same link on our website shortly after the completion of the call for 30 days.
The call may also be accessed by telephone. Investors and interested parties may register for the call with the form available at this link, and upon submission (and via follow-up email) will receive the dial-in number and a unique PIN to access the call. Registration is available now or any time up to and during the time of the call. Registration is also available by visiting our IR website at https://ir.american-equity.com.
ABOUT AMERICAN EQUITY
At American Equity Investment Life Holding Company, we think of ourselves as The Financial Dignity CompanyTM that offers solutions designed to create financial dignity in retirement. Our policyholders work with independent agents, banks and broker-dealers, through our wholly-owned operating subsidiaries, to choose one of our leading annuity products best suited for their personal needs. To deliver on our promises to policyholders, American Equity has reframed its investment focus, building a stronger emphasis on insurance liability driven asset allocation as well as the origination and management of private assets. Our company is headquartered in West Des Moines, Iowa with satellite offices slated to open in 2022 in Charlotte, NC and New York, NY. For more information, please visit www.american-equity.com.
1    Use of non-GAAP financial measures, including those that isolate notable items, is discussed in this release in the tables that follow the text of the release..
2    American Equity received the highest score in the J.D. Power 2022 U.S. Individual Annuity Study of customers’ satisfaction with annuity providers. Visit jdpower.com/awards for more details.

3    Notional value represents the initial cash surrender value of business ceded subject to recurring fees under reinsurance agreements.

4    Non-trendable items are the impact of investment yield – additional prepayment income and cost of money effect of over (under) hedging as shown in our September 30, 2022 financial supplement on page 11, “Spread Results”.
5    For the purposes of this document, all references to sales are on a gross basis. Gross sales is defined as sales before the use of reinsurance.

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American Equity Investment Life Holding Company
Unaudited (Dollars in thousands, except per share data)

Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues:
Premiums and other considerations	$2,839	$15,841	$16,748	$43,649
Annuity product charges	60,819	58,480	168,688	182,321
Net investment income	609,737	526,366	1,769,468	1,522,876
Change in fair value of derivatives	(176,671)	(70,701)	(1,160,371)	826,484
Net realized gains (losses) on investments	(15,860)	4,933	(62,259)	(2,764)
Other revenue	10,989	7,644	28,773	7,644
Total revenues	491,853	542,563	761,047	2,580,210

Benefits and expenses:
Insurance policy benefits and change in future policy benefits	5,707	18,756	25,436	51,008
Interest sensitive and index product benefits	121,890	817,014	729,407	2,106,590
Amortization of deferred sales inducements	127,784	(17,172)	361,775	93,283
Change in fair value of embedded derivatives	(415,374)	(536,404)	(2,695,007)	(545,104)
Interest expense on notes payable	8,984	6,535	21,870	19,322
Interest expense on subordinated debentures	1,333	1,342	3,996	3,994
Amortization of deferred policy acquisition costs	183,182	(1,588)	550,962	185,329
Other operating costs and expenses	59,532	56,518	177,575	177,433
Total benefits and expenses	93,038	345,001	(823,986)	2,091,855
Income before income taxes	398,815	197,562	1,585,033	488,355
Income tax expense	86,214	44,697	345,633	107,500
Net income	312,601	152,865	1,239,400	380,855
Less: Net income (loss) available to noncontrolling interests	1	—	(3)	—
Net income available to American Equity Investment Life Holding Company stockholders	312,600	152,865	1,239,403	380,855
Less: Preferred stock dividends	10,918	10,918	32,756	32,756
Net income available to American Equity Investment Life Holding Company common stockholders	$301,682	$141,947	$1,206,647	$348,099

Earnings per common share	$3.44	$1.53	$13.07	$3.69
Earnings per common share - assuming dilution	$3.41	$1.53	$12.94	$3.67

Weighted average common shares outstanding (in thousands):
Earnings per common share	87,707	92,478	92,339	94,326
Earnings per common share - assuming dilution	88,581	93,044	93,270	94,867

American Equity Investment Life Holding Company
Unaudited (Dollars in thousands, except per share data)

NON-GAAP FINANCIAL MEASURES
In addition to net income available to common stockholders, we have consistently utilized non-GAAP operating income available to common stockholders and non-GAAP operating income available to common stockholders per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate our financial performance. Non-GAAP operating income available to common stockholders equals net income available to common stockholders adjusted to eliminate the impact of items that fluctuate from quarter to quarter in a manner unrelated to core operations, and we believe measures excluding their impact are useful in analyzing operating trends. The most significant adjustments to arrive at non-GAAP operating income available to common stockholders eliminate the impact of fair value accounting for our fixed index annuity business. These adjustments are not economic in nature but rather impact the timing of reported results. We believe the combined presentation and evaluation of non-GAAP operating income available to common stockholders together with net income available to common stockholders provides information that may enhance an investor’s understanding of our underlying results and profitability.
Reconciliation from Net Income Available to Common Stockholders to Non-GAAP Operating Income Available to Common Stockholders and Non-GAAP Operating Income Available to Common Stockholders, Excluding Notable Items

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net income available to American Equity Investment Life Holding Company common stockholders	$301,682	$141,947	$1,206,647	$348,099
Adjustments to arrive at non-GAAP operating income available to common stockholders: (a)
Net realized (gains) losses on financial assets, including credit losses	9,738	(3,900)	51,595	2,528
Change in fair value of derivatives and embedded derivatives	(248,823)	(75,879)	(1,219,322)	(172,746)
Income taxes	51,403	17,285	256,120	36,801
Non-GAAP operating income available to common stockholders	114,000	79,453	295,040	214,682
Impact of excluding notable items (b)	(26,572)	56,801	(26,572)	56,801
Non-GAAP operating income available to common stockholders, excluding notable items	$87,428	$136,254	$268,468	$271,483

Per common share - assuming dilution:
Net income available to American Equity Investment Life Holding Company common stockholders	$3.41	$1.53	$12.94	$3.67
Adjustments to arrive at non-GAAP operating income available to common stockholders:
Net realized (gains) losses on financial assets, including credit losses	0.11	(0.04)	0.55	0.02
Change in fair value of derivatives and embedded derivatives	(2.81)	(0.82)	(13.07)	(1.82)
Income taxes	0.58	0.18	2.75	0.39
Non-GAAP operating income available to common stockholders	1.29	0.85	3.17	2.26
Impact of excluding notable items	(0.30)	0.61	(0.29)	0.60
Non-GAAP operating income available to common stockholders, excluding notable items	$0.99	$1.46	$2.88	$2.86
Notable Items

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Notable items impacting non-GAAP operating income available to common stockholders:
Impact of actuarial assumption updates	$26,572	$(56,801)	$26,572	$(56,801)
Total notable items (b)	$26,572	$(56,801)	$26,572	$(56,801)
(a)Adjustments to net income available to common stockholders to arrive at non-GAAP operating income available to common stockholders are presented net of related adjustments to amortization of deferred sales inducements (DSI) and deferred policy acquisition costs (DAC) and accretion of lifetime income benefit rider (LIBR) reserves where applicable.
(b)Notable items reflect the after-tax impact to non-GAAP operating income available to common stockholders for certain items that do not reflect the company's expected ongoing operations. Notable items primarily include the impact from actuarial assumption updates. The presentation of notable items is intended to help investors better understand our results and to evaluate and forecast those results.

American Equity Investment Life Holding Company
Unaudited (Dollars in thousands, except share and per share data)
Book Value per Common Share

Q3 2022
Total stockholders’ equity attributable to American Equity Investment Life Holding Company	$3,207,698
Equity available to preferred stockholders (a)	(700,000)
Total common stockholders' equity (b)	2,507,698
Accumulated other comprehensive (income) loss (AOCI)	2,214,388
Total common stockholders’ equity excluding AOCI (b)	4,722,086
Net impact of fair value accounting for derivatives and embedded derivatives	(1,217,754)
Total common stockholders’ equity excluding AOCI and the net impact of fair value accounting for derivatives and embedded derivatives (b)	$3,504,332

Common shares outstanding	85,966,505

Book Value per Common Share: (c)
Book value per common share	$29.17
Book value per common share excluding AOCI (b)	$54.93
Book value per common share excluding AOCI and the net impact of fair value accounting for derivatives and embedded derivatives (b)	$40.76
(a)Equity available to preferred stockholders is equal to the redemption value of outstanding preferred stock plus share dividends declared but not yet issued.
(b)Total common stockholders' equity, total common stockholders' equity excluding AOCI and total common stockholders' equity excluding AOCI and the net impact of fair value accounting for derivatives and embedded derivatives, non-GAAP financial measures, exclude equity available to preferred stockholders. Total common stockholders’ equity and book value per common share excluding AOCI, non-GAAP financial measures, are based on common stockholders’ equity excluding the effect of AOCI. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale securities, we believe these non-GAAP financial measures provide useful supplemental information. Total common stockholders' equity and book value per common share excluding AOCI and the net impact of fair value accounting for derivatives and embedded derivatives, non-GAAP financial measures, are based on common stockholders' equity excluding AOCI and the net impact of fair value accounting for derivatives and embedded derivatives. Since the net impact of fair value accounting for our derivatives and embedded derivatives fluctuates from quarter to quarter and the most significant impacts relate to fair value accounting for our fixed index annuity business and are not economic in nature but rather impact the timing of reported results, we believe these non-GAAP financial measures provide useful supplemental information.
(c)Book value per common share including and excluding AOCI and book value per common share excluding AOCI and the net impact of fair value accounting for derivatives and embedded derivatives are calculated as total common stockholders’ equity, total common stockholders’ equity excluding AOCI and total common stockholders' equity excluding AOCI and the net impact of fair value accounting for derivatives and embedded derivatives divided by the total number of shares of common stock outstanding.

American Equity Investment Life Holding Company
Unaudited (Dollars in thousands)

NON-GAAP FINANCIAL MEASURES
Average Common Stockholders' Equity and Return on Average Common Stockholders' Equity
Return on average common stockholders' equity measures how efficiently we generate profits from the resources provided by our net assets.  Return on average common stockholders' equity is calculated by dividing net income available to common stockholders, for the trailing twelve months, by average equity available to common stockholders. Non-GAAP operating return on average common stockholders' equity excluding average accumulated other comprehensive income (AOCI) and average net impact of fair value accounting for derivatives and embedded derivatives is calculated by dividing non-GAAP operating income available to common stockholders, for the trailing twelve months, by average common stockholders' equity excluding average AOCI and average net impact of fair value accounting for derivatives and embedded derivatives. We exclude AOCI because AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments. We exclude the net impact of fair value accounting for derivatives and embedded derivatives as the amounts are not economic in nature but rather impact the timing of reported results.

Twelve Months Ended
September 30, 2022
Average Common Stockholders' Equity Attributable to American Equity Investment Life Holding Company, Excluding Average AOCI and Average Net Impact of Fair Value Accounting for Derivatives and Embedded Derivatives
Average total stockholders’ equity	$4,791,453
Average equity available to preferred stockholders	(700,000)
Average equity available to common stockholders	4,091,453
Average AOCI	128,707
Average common stockholders' equity excluding average AOCI	4,220,160
Average net impact of fair value accounting for derivatives and embedded derivatives	(741,386)
Average common stockholders' equity excluding average AOCI and average net impact of fair value accounting for derivatives and embedded derivatives	3,478,774
Impact of excluding notable items on average common stockholders' equity excluding average AOCI and average net impact of fair value accounting for derivatives and embedded derivatives	(2,669)
Average common stockholders' equity excluding average AOCI, average net impact of fair value accounting for derivatives and embedded derivatives and notables	$3,476,105

Net income available to American Equity Investment Life Holding Company common stockholders	$1,288,865
Adjustments to arrive at non-GAAP operating income available to common stockholders: (a)
Net realized losses on financial assets, including credit losses	59,366
Change in fair value of derivatives and embedded derivatives	(1,233,866)
Income taxes	256,503
Non-GAAP operating income available to common stockholders	370,868
Impact of excluding notable items (b)	(5,337)
Non-GAAP operating income available to common stockholders, excluding notable items	$365,531

Return on Average Common Stockholders' Equity Attributable to American Equity Investment Life Holding Company
Net income available to common stockholders	31.5%

Return on Average Common Stockholders' Equity Attributable to American Equity Investment Life Holding Company, Excluding Average AOCI and Average Net Impact of Fair Value Accounting for Derivatives and Embedded Derivatives
Non-GAAP operating income available to common stockholders	10.7%
Non-GAAP operating income available to common stockholders, excluding notable items	10.5%

Notable Items	Twelve Months Ended
September 30, 2022
Notable items impacting non-GAAP operating income available to common stockholders:
Impact of actuarial assumption updates	$5,337
Total notable items (b)	$5,337
(a)Adjustments to net income available to common stockholders to arrive at non-GAAP operating income available to common stockholders are presented net of related adjustments to amortization of deferred sales inducements (DSI) and deferred policy acquisition costs (DAC) and accretion of lifetime income benefit rider (LIBR) reserves where applicable.
(b)Notable items reflect the after-tax impact to non-GAAP operating income available to common stockholders for certain items that do not reflect the company's expected ongoing operations. Notable items primarily include the impact from actuarial assumption updates. The presentation of notable items is intended to help investors better understand our results and to evaluate and forecast those results.